Equity Office Properties Trust
Ratio of Earnings to Fixed Charges
(Dollars in thousands)

	For the	For the nine months
	year ended	ended
	December 31, 2001	September 30, 2001

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain / (loss) on sales of real estate, extraordinary items and cumulative effect of a change in accounting principle	$563,767	$486,536

Plus Taxes	8,837	5,859

Plus Fixed Charges:
Interest expense	728,251	520,903
Capitalized interest	25,871	17,607
Loan amortization cost	5,810	6,790

Fixed charges	759,932	545,300

Plus amortization of capitalized interest	1,299	952
Plus distributed income of investments in unconsolidated joint ventures	82,409	60,831
Less capitalized interest	(25,871)	(17,607)

Earnings	$1,390,373	$1,081,871

Fixed Charges:
Interest expense	$728,251	$520,903
Capitalized interest	25,871	17,607
Loan amortization cost	5,810	6,790

Fixed Charges	$759,932	$545,300

Ratio of earnings to fixed charges	1.8	2.0

Equity Office Properties Trust
Ratio of Earnings to Combined Fixed Charges and Preferred Distributions
(Dollars in thousands)

For the
year ended
December 31, 2001

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain / (loss) on sales of real estate, extraordinary items and cumulative effect of a change in accounting principle	$563,767

Plus Taxes	8,837

Plus Fixed Charges:
Interest expense	728,251
Capitalized interest	25,871
Loan amortization cost	5,810

Fixed charges	759,932
Plus preferred distributions, net	57,041

Subtotal fixed charges and preferred distributions, net	816,973

Plus amortization of capitalized interest	1,299
Plus distributed income of investments in unconsolidated joint ventures	82,409
Less preferred distributions, net	(57,041)
Less capitalized interest	(25,871)

Earnings	$1,390,373

Fixed Charges:
Interest expense	$728,251
Capitalized interest	25,871
Loan amortization cost	5,810

Fixed Charges	759,932
Preferred distributions, net	57,041

Subtotal fixed charges and preferred distributions, net	$816,973

Ratio of earnings to combined fixed charges and preferred distributions	1.7